Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WIRELESS RONIN TECHNOLOGIES, INC.

WRT ACQUISITION, LLC

and

CREATIVE REALITIES, LLC,

Dated as of June 26, 2014

TABLE OF CONTENTS

Article 1. DESCRIPTION OF TRANSACTION		2
1.1	Merger of Merger Sub with and into the Company	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Formation; Managers and Officers	2
1.5	Conversion of Limited Liability Company Interests	3
1.6	Closing of the Company’s Transfer Books	3
1.7	Further Assurances; Taking of Further Action	4

Article 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4
2.1	Subsidiaries; Due Organization	4
2.2	Authority; Binding Nature of Agreement	4
2.3	Capitalization	5
2.4	Financial Statements	5
2.5	Absence of Undisclosed Liabilities	6
2.6	Absence of Changes	6
2.7	Title to Assets	6
2.8	Loans	7
2.9	Equipment; Real Property; Leasehold	7
2.10	Intellectual Property.	7
2.11	Contracts and Commitments; No Default	10
2.12	Compliance with Legal Requirements	11
2.13	Governmental Authorizations	12
2.14	Tax Matters	12
2.15	Employee and Labor Matters; Benefit Plans	13
2.16	Environmental Matters	14
2.17	Insurance	15
2.18	Legal Proceedings; Orders	15
2.19	Non-Contravention; Consents	15
2.20	Financial Advisor	16
2.21	No Additional Representations	17

Article 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		17
3.1	Subsidiaries; Due Organization	17
3.2	Authority; Binding Nature of Agreement	18
3.3	Capitalization	18
3.4	SEC Filings; Financial Statements	20
3.5	Absence of Undisclosed Liabilities	21
3.6	Absence of Changes	22
3.7	Title to Assets	22
3.8	Loans	22
3.9	Equipment; Real Property; Leasehold	23
3.10	Intellectual Property	23

3.11	Contracts and Commitments; No Default	26
3.12	Compliance with Legal Requirements	27
3.13	Governmental Authorizations	27
3.14	Tax Matters	28
3.15	Employee and Labor Matters; Benefit Plans	29
3.16	Environmental Matters	31
3.17	Insurance	31
3.18	Legal Proceedings; Orders	31
3.19	No Vote Required	31
3.20	Non-Contravention; Consents	31
3.21	Financial Advisor	32
3.22	Anti-Takeover	33
3.23	No Additional Representations	33
3.24	Merger Sub	33
3.25	Valid Issuance	34
3.26	No Ownership of Company Units	34

Article 4. CERTAIN COVENANTS OF THE PARTIES		34
4.1	Access and Investigation	34
4.2	Company Audit	35
4.3	Operation of the Business of the Company	35
4.4	Operation of the Business of the Parent Entities	37
4.5	Non-Solicitation	40

Article 5. ADDITIONAL COVENANTS OF THE PARTIES		42
5.1	Exemption from Registration	42
5.2	Regulatory Approvals and Related Matters	43
5.3	Disclosure	43
5.4	Obligations of Merger Sub	44
5.5	Resignation of Managers and Officers	44
5.6	Management of Parent and Surviving Company	44
5.7	Section 16 Matters	44
5.8	Internal Controls	45
5.9	Takeover Statutes	45
5.10	Supplement to Disclosure Schedules	45
5.11	Name Change	45
5.12	Financing Agreements	46
5.13	Registration Rights Agreement	47

Article 6. CONDITIONS PRECEDENT TO OBLIGATIONS		47
6.1	Accuracy of Representations	47
6.2	Performance of Covenants	47
6.3	Investor Representation Letter	47
6.4	CRI Member Consent	47
6.5	Documents	47
6.6	No Company Material Adverse Effect	48
6.7	No Restraints	48

6.8	Derivative and Other Legal Actions	48
6.9	Employment Agreements	48
6.10	Company Debt Settlements	48
6.11	Bridge Financing	48
6.12	Subsequent Financing	48
6.13	Broadcast Merger	48
6.14	Audit	48
6.15	Fairness Opinion	49
6.16	Affidavit	49

Article 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		49
7.1	Accuracy of Representations	49
7.2	Performance of Covenants	49
7.3	Documents	49
7.4	No Parent Material Adverse Effect	49
7.5	No Restraints	50
7.6	Derivative Actions	50
7.7	Resignation and Appointment of Directors and Officers	50
7.8	Employment Agreements	50
7.9	Bridge Financing	50
7.10	Subsequent Financing	50
7.11	Broadcast Merger	50
7.12	Parent Debt Settlements	50
7.13	Issuance of Cashless Warrants	51

Article 8. TERMINATION		51
8.1	Termination	51
8.2	Effect of Termination	52
8.3	Termination Fee; Expenses	53

Article 9. GENERAL PROVISIONS		53
9.1	Survival	53
9.2	Amendment	53
9.3	Waiver	53
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	54
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	54
9.6	Attorneys’ Fees	54
9.7	Assignability; No Third Party Rights	55
9.8	Notices	55
9.9	Severability	56
9.10	Construction	56

EXHIBITS

Exhibit A	—	Certain Definitions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 26, 2014, by and among Wireless Ronin Technologies, Inc., a Minnesota corporation (“Parent”), WRT Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (“Merger Sub”), and Creative Realities, LLC, a Delaware limited liability company (the “Company”).  Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Exhibit A.

RECITALS

A.           Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger in a form to be mutually agreed upon by the parties (the “Certificate of Merger”) and the DLLCA (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.           The respective Boards of Directors and Managers (as applicable) of Parent, Merger Sub and the Company have each duly approved and declared advisable this Agreement, the Certificate of Merger, the Merger and the other Contemplated Transactions.

C.           The Boards of Managers of Merger Sub and the Company have each (a) declared that it is in the best interests of their respective members that they enter into this Agreement and consummate the Merger and the other Contemplated Transactions, and (b)  resolved and agreed to recommend to their respective members that they vote in favor of the approval and adoption of this Agreement and the Contemplated Transactions, including the Merger, on the terms and subject to the conditions of this Agreement.

D.           Immediately following execution of this Agreement, on the date of this Agreement, Slipstream Funding, LLC, a Delaware limited liability company (“Slipstream”), as sole member of the Company, will duly approve and declare advisable this Agreement, the Merger and the other Contemplated Transactions (the “CRI Member Consent”).

E.           Immediately following execution of this Agreement, on the date of this Agreement, Parent, as the sole member of Merger Sub, will duly approve and declare advisable this Agreement, the Merger and the other Contemplated Transactions (the “Parent Consent”).

AGREEMENT

In consideration of the benefits to be derived from this Agreement and the Certificate of Merger and the representations, warranties, covenants, agreements and conditions set forth herein and in the Certificate of Merger, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DESCRIPTION OF TRANSACTION

1.1           Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Merger and as a wholly owned subsidiary of Parent. The Company as the surviving company after the Merger is referred to as the “Surviving Company”.

1.2           Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. At the Effective Time, all the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Company, and all debts, liabilities, and duties of the Company and Merger Sub will become the Surviving Company’s debts, liabilities, and duties.

1.3           Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the law offices of Maslon Edelman Borman & Brand, LLP, legal counsel to Parent, on a date to be designated jointly by Parent and the Company, which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 and Article 7 (other than the conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such condition).  The date on which the Closing actually takes place is referred to as the “Closing Date.”  The Merger shall become effective on the Closing Date upon the filing by the Company of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in the Certificate of Merger).  The time when the Merger shall become effective is referred to herein as the “Effective Time”.

1.4           Certificate of Formation; Managers and Officers. At the Effective Time:

(a)           the Certificate of Formation of the Merger Sub shall be the Certificate of Formation of the Surviving Company (except that such Certificate of Formation shall be amended to provide that the name of the Surviving Company will be “Creative Realities, LLC”); and

(b)           the managers and officers of the Surviving Company shall be those Persons identified on Schedule 1.4.

1.5           Conversion of Limited Liability Company Interests.

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any member of the Company:

(i)           any Company Units held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable in respect thereof;

(ii)          except as provided in clause (i) above and subject to Sections 1.5(b) and Section 1.5(c), each Company Unit outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Per Unit Merger Consideration; and

(iii)         each unit of limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one unit of limited liability company interests of the Surviving Company.

(b)

(i)           If, during the period from the date of this Agreement through the Effective Time, the outstanding Company Units or Parent Common Stock are changed into a different number or class of shares or  units by reason of any reorganization, reclassification or recapitalization (e.g., any stock or unit split, division or subdivision of shares or units, stock or unit dividend, reverse stock or unit split, consolidation of shares or units, or other similar transaction), or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall, to the extent it does not so adjust by its terms, be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(ii)          For the avoidance of doubt, it is the intention of each party hereto that, at the Effective Time, the Company Units outstanding immediately prior to the Effective Time shall be converted into the right to receive, in the aggregate, 58.5% of the shares of Parent Fully Diluted Common Stock outstanding following the consummation of both the Merger and the Broadcast Merger (the “Target Ownership”).  If the application of Section 1.5(a)(ii) above does not effect the Target Ownership, the parties hereby acknowledge and agree that the Aggregate Merger Consideration and Exchange Ratio shall be automatically adjusted to the extent appropriate to cause the shares of Parent Common Stock issued hereunder to equal the Target Ownership.

(c)           No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  With respect to each holder of Company Units, the Per Unit Merger Consideration shall be aggregated for all Company Units held by such holder and then rounded up to the nearest whole share of Parent Common Stock.

1.6           Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Units outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Units shall cease to have any rights as members of the Company, except the right to receive the Per Unit Merger Consideration; and (b) the transfer books of the Company shall be closed with respect to all Company Units outstanding immediately prior to the Effective Time.  No further transfer of any such Company Units shall be made on such stock transfer books after the Effective Time.

1.7           Further Assurances; Taking of Further Action. Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and managers of the Surviving Company are hereby fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Article 2 to which it is reasonably apparent that such exception or disclosure would relate)):

2.1           Subsidiaries; Due Organization.

(a)           The Company does not own any capital stock of, or any equity interest of any nature in, any Entity.

(b)           The Company is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           The Company is qualified to do business as a foreign limited liability company, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2           Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to receipt of the CRI Member Consent, to perform its obligations under this Agreement.  The Company Board (at a meeting duly called and held) has unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger in the manner required by applicable Legal Requirements. The Company Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of the Company and its members, and recommended the adoption of this Agreement by the holders of Company Units and directed that this Agreement and the Merger be approved by Slipstream, its sole member.  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3           Capitalization.

(a)           As of the date of this Agreement, all of the outstanding equity capital of the Company is owned by Slipstream.  All of the outstanding limited liability company interests of the Company have been duly authorized and validly issued, are fully paid and non-assessable.  None of the outstanding limited liability company interests of the Company is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company.  There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any limited liability company interests of the Company.  The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding limited liability company interests of the Company.

(b)           There are no outstanding (i) securities convertible into or exchangeable for Company Units, (ii) options, warrants, calls or other rights to purchase or subscribe for Company Units or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any Company Units, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

2.4           Financial Statements.

(a)           The Company has delivered to Parent accurate and complete copies of the unaudited financial statements, including balance sheets and income statements, of the Company for the calendar years ended December 31, 2011, December 31, 2012 and December 31, 2013, and copies of the unaudited financial statements, including balance sheets and income statements, of the Company for the period from January 1, 2014 through April 30, 2014 (such balance sheet being referred to as the “Company Latest Balance Sheet”).

(b)           The financial statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except (1) as may be indicated in such financial statements, (2) in the case of interim financial statements, such financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, and (3) as set forth in Part 2.4 of the Company Disclosure Schedule; and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

2.5           Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Company Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 2.5 of the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Latest Balance Sheet and consistent with past practice and which, individually or in the aggregate, are not material; (d) Liabilities incurred in connection with the Contemplated Transactions; or (e) Liabilities for executory obligations to be performed after the Closing under the Contracts described in Part 2.11 of the Company Disclosure As of May 2, 2014, the total amount of Liabilities (including any outstanding debt obligations and accrued interest thereon) owed by the Company to JPMorgan Chase Bank was approximately $127,000.

2.6           Absence of Changes. Except as set forth in Part 2.6 of the Company Disclosure Schedule and as contemplated by, or relating to, this Agreement, since the date of the Company Latest Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)           there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; and

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Company (whether or not covered by insurance).

2.7           Title to Assets. The Company owns, and has good and valid title to, all material assets purported to be owned by it, including: (a) all assets reflected on the Company Latest Balance Sheet (except for inventory or other assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Company as being owned by the Company.  All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iii) Encumbrances described in Part 2.7 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”).  The Company is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by it, including: (A) all assets reflected as leased on the Company Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Company as being leased to the Company, and the Company enjoys undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.8           Loans. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by the Company to any Company Associate, other than routine travel and business expense advances made to managers or officers or other employees in the ordinary course of business.

2.9           Equipment; Real Property; Leasehold.

(a)           All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

(b)           The Company does not own any real property.

(c)           Part 2.9(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which the Company leases real property from any other Person for annual rent payments in excess of $25,000.  (All real property leased to the Company pursuant to the real property leases identified or required to be identified in Part 2.9(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Company, is referred to as the “Company Leased Real Property”). Part 2.9(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person a right of use or occupancy of any of the Company Leased Real Property.  Except as set forth in the leases or subleases identified in Part 2.9(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than the Company.  Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, since January 1, 2011, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

2.10          Intellectual Property.

(a)           Part 2.10(a) of the Company Disclosure Schedule accurately identifies: (i) in Part 2.10(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and (ii) in Part 2.10(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to the Company; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)           The Company has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by the Company: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product or Company Product Software; (ii) employee agreement containing any assignment or license to the Company of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to the Company of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)            Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) the Company exclusively owns all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by the Company in connection with the sale, license or provision of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, to the Knowledge of the Company, no Person other than the Company has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.10(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by the Company in connection with the sale, license or provision of Company Products in the ordinary course of business), except, in the case of clause (i) and (ii) of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.  Without limiting the generality of the foregoing:

(i)           to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(ii)          the Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret; and

(iii)         to the Knowledge of the Company, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Company as currently conducted.

(d)           All Company Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(e)           Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)            Except as set forth in Part 2.10(f) of the Company Disclosure Schedule, since January 1, 2011: (i) the Company has not received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Company Products or the Company Product Software); and (ii) the Company has not sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

(g)           To the Knowledge of the Company, the Company and none of the Company Products or Company Product Software (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)           No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2011, has been pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)            To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by the Company relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(j)            To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)           To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; (ii) conditions or could reasonably be expected to condition the use or distribution of such Company Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.11          Contracts and Commitments; No Default.

(a)           Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, the Company is not a party to, nor are any assets of the Company bound by:

(i)           any Company Employee Agreement;

(ii)          any Contract that provides for (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Company Associate;

(iii)         any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

(iv)         any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to the Company, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of the Company in the six-month period ended March 31, 2014, or (E) is a material master services or product supply agreement;

(v)          any Contract for the lease or sublease of the Company Leased Real Property;

(vi)         any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)        any Contract for the license, sale or other disposition or use of Company IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable to use Company IP during the term of such agreement);

(viii)       any Contract imposing any restriction on the right or ability of the Company (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a manager, officer, employee, consultant or independent contractor;

(ix)          any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person;

(x)           outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)          any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

(b)           True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.11 (the “Material Company Contracts”) have been provided or made available to Parent for review.  Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, all of the Material Company Contracts are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect.  The Company is not in material breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such material breach, violation or default thereunder or thereof by the Company.  To the Knowledge of the Company, no other party to a Material Company Contract is in material breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof by such other party.  Except as set forth on Part 2.11(b) of the Company Disclosure Schedule, no other party to a Material Company Contract (or any contract with a customer or potential customer of the Company) has provided notice to the Company of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Company, or the availability of product or services being purchased by the Company (a “Company Adverse Contract Notice”).

2.12          Compliance with Legal Requirements. Except as set forth in any Company Disclosure Schedule, the Company is, and at all times since January 1, 2011 has been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes.  Except as set forth in any Company Disclosure Schedule, since January 1, 2011 until the date hereof, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13          Governmental Authorizations. The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect.  All such Governmental Authorizations are valid and in full force and effect.  The Company is, and at all times since January 1, 2011 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Except as set forth in any Company Disclosure Schedule, since January 1, 2011 until the date hereof, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14          Tax Matters.

(a)           The Company is, and always has been, treated as a disregarded entity for U.S. federal income tax purposes.

(b)           Each of the material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns).  All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid.  The Company is not the beneficiary of any extension of time within which to file any Tax Return.  There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

(c)           The Company is not currently under (or since January 1, 2010 has not been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to the Company since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(d)           No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax.  There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which reserves for payment have been established on the Company Latest Balance Sheet in accordance with GAAP).  There are no Encumbrances for material Taxes upon any of the assets of the Company except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.  No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(e)           The Company has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Company with respect to periods beginning on or after January 1, 2010.

(f)            The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)           The Company has never been a member of a combined, consolidated, unitary or Affiliated Group filing a consolidated, combined or unitary state or federal Tax Return.

(h)           The Company is not a party to any Tax allocation or sharing agreement.

(i)            The Company has not been party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)            Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 2.14 are the sole and exclusive representations and warranties of the Company pertaining to Tax matters.

2.15          Employee and Labor Matters; Benefit Plans.

(a)           Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, the employment of the Company’s employees is terminable by the Company at will.  The Company is not a party to, nor has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and to the Knowledge of the Company, there are no labor organizations or works councils representing, purporting to represent or, seeking to represent any employees of any of the Company.

(b)           To the Knowledge of the Company, there is no material claim pending or threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workplace safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)           The Company has delivered or made available to Parent an accurate and complete list, by country and as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all employee manuals and handbooks relating to the workplace policies governing employees of the Company.

(d)           Each of the Company and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements.  Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan.

(e)            Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. Neither the Company nor any Company Affiliate maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)            Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(g)           Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company is, and at all times has been, in compliance in all material respects with any Legal Requirements respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters.

(h)           There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).  The Company is not a party to, nor has any obligation under, any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i)            Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 2.15 are the sole and exclusive representations and warranties of the Company pertaining to employee and labor matters.

2.16          Environmental Matters.

(a)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:  (i) the Company is in compliance with applicable Law relating to (x) pollution, contamination, protection, remediation or reclamation of the environment, (y) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Substances (collectively, “Environmental Laws”); (ii) the Company possesses all Permits required under Environmental Laws necessary for its operations, and such operations are in compliance with applicable Permits; and (iii) no Action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing, against the Company.

(b)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 2.16(a) are the sole and exclusive representations and warranties of the Company pertaining to environmental matters and Environmental Laws.

2.17          Insurance. Part 2.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years.  The Company has made available to the Company true, complete and correct copies of all such Insurance Policies.  All premiums payable under all such policies have been timely paid, and the Company Entities are in compliance with the terms of such policies. There has been no threatened termination of, or material premium increases with respect to, any such policies.

2.18          Legal Proceedings; Orders.

(a)           Except as set forth on Part 2.18(a) of the Company Disclosure Schedules, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company, or any business of the Company, any of the assets owned, leased or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)           To the Knowledge of the Company, there is no Order to which the Company, or any of the assets owned or used by the Company, is subject.  To the Knowledge of the Company, no officer or other key employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

2.19          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DLLCA, and except as disclosed on Part 2.19 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of formation or limited liability company agreement of the Company; or (ii) any resolution adopted by the members, the Board of Managers or any committee of the Board of Managers of the Company;

(b)           contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by the Company (except for the Company Permitted Encumbrances or minor Encumbrances that will not, in any individual case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f)           result in the disclosure or delivery to any escrow holder or other Person of any material Company IP (including Company Source Code), or the transfer of any asset of the Company to any Person, other than, in the case of clauses (b)-(e) above, any such contravention, conflict, violations, breaches and defaults, or rights of termination or cancellation of obligations, which would not, individually or in the aggregate, have or would be reasonably expected to have a Company Material Adverse Effect.

Except as may be required by the DLLCA, the Company was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.20          Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21          No Additional Representations.

(a)           NEITHER THE COMPANY NOR ANY AFFILIATE OF THE COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE COMPANY AND INCLUDING THE ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OF THE COMPANY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2 OF THIS AGREEMENT, AND EXCEPT AS SET FORTH EXPRESSLY IN THIS ARTICLE 2, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE COMPANY SHALL BE “AS IS,” “WHERE IS” and “WITH ALL FAULTS.”

(b)           THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 2, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING (IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE)) TO PARENT AND/OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT AND/OR MERGER SUB BY ANY REPRESENTATIVE OF THE COMPANY OR ANY AFFILIATE OF THE COMPANY).  NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, THE COMPANY IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES TO PARENT AND/OR MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY AFFILIATE OF THE COMPANY.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Article 3 to which it is reasonably apparent that such exception or disclosure would relate):

3.1           Subsidiaries; Due Organization.

(a)           Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization.  Neither Parent nor any of the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in  Part 3.1(a) of the Parent Disclosure Schedule.  No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)           Each of the Parent Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2           Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate right, power and authority to enter into and to perform their respective obligations under this Agreement.  The Parent Board (at a meeting duly called and held), based upon the unanimous recommendation of a committee (the “Committee”) comprised solely of disinterested directors (as such term is defined in Section 302A.673 of the MBCA) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent and its shareholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger.  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 6,474,135 shares are issued and outstanding and, after the consummation of the Broadcast Merger, 13,000,486 shares will be issued and outstanding, and (ii) 16,666,666 shares of Parent Preferred Stock, none of which are issued and outstanding nor will be issued and outstanding after the consummation of the Broadcast Merger.  All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable.  None of the Parent Entities (other than Parent) holds any shares of capital stock of Parent or any rights to acquire shares of capital stock of Parent.  None of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of Parent.  There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent or any securities of any of the Parent Entities.  None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent or other securities.

(b)           As of the date of this Agreement, those shares of Parent Common Stock set forth on Part 3.3(b) of the Parent Disclosure Schedule are subject to issuance pursuant to Parent Options, no shares of Parent Common Stock are subject to issuance pursuant to RSUs, and 1,552,633 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plans. Part 3.3(b) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Parent Equity Award is in the form of a Parent RSU, the dates on which the shares of Parent Common Stock are to be delivered, if different from the applicable vesting schedule.  The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted.  All grants of Parent Equity Awards granted prior to December 31, 2013 were recorded on Parent’s financial statements (including any related notes thereto) and will be contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)           As of the date of this Agreement, those shares of Parent Common Stock set forth on Part 3.3(c) of the Parent Disclosure Schedule are subject to issuance pursuant to Parent Warrants. Part 3.3(c) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Warrant and Parent Note outstanding as of the date of this Agreement the following information: (i) the name of the holder of such Parent Warrant or Parent Note; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant or issuable upon conversion of such Parent Note; (iii) the per share exercise price of such Parent Warrant or conversion price of such Parent Note; (iv) the applicable vesting schedule, and the extent to which such Parent Warrant vested and exercisable, if applicable; (v) the date on which such Parent Warrant or Parent Note was issued; and (vi) the date on which such Parent Warrant expires or on which such Parent Note matures.  Other than the Parent Warrants, and except as set forth in Sections 3.3(a) or 3.3(b) above or Part 3.3(c) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities to which any of the Parent Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)           All outstanding shares of Parent Common Stock, and all options and other securities of the Parent Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)           All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company.  All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4           SEC Filings; Financial Statements.

(a)           Parent has delivered or made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2011, including all amendments thereto (collectively, the “Parent SEC Documents”).  Since January 1, 2011, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis.  None of Parent’s Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document.  The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements.  As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)           Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Parent Entities required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and such assessment concluded that such controls were effective.  To the Knowledge of Parent, since December 31, 2011 until the date hereof, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Parent Entities; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c)           The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.  No financial statements of any Person other than the Parent Entities are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in the Parent SEC Documents.

(d)           Parent’s auditor has at all times since engagement by Parent been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Parent Accounting Oversight Board thereunder.  To the Knowledge of Parent, all non-audit services performed by Parent’s auditors for the Parent Entities that were required to be approved in accordance with Section 201 of the Sarbanes-Oxley Act were so approved.

3.5           Absence of Undisclosed Liabilities.  Parent does not have any material Liabilities, other than: (a) Liabilities that are fully reflected or reserved for in the Parent Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 3.5 of the Parent Disclosure Schedule; (c) Liabilities incurred by Parent in the ordinary course of business after the date of the Parent Latest Balance Sheet and consistent with past practice and which, individually or in the aggregate, are not material; (d) Liabilities incurred in connection with the Contemplated Transactions; or (e) Liabilities for executory obligations to be performed after the Closing under the Parent Contracts described in Part 3.11 of the Parent Disclosure Schedule.

3.6           Absence of Changes.  Except as set forth in Part 3.6 of the Parent Disclosure Schedule and as contemplated by, or relating to, this Agreement, since the date of the Parent Latest Balance Sheet, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)           there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Entities (whether or not covered by insurance).

3.7           Title to Assets.  The Parent Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Parent Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities.  All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities; and (iii) Encumbrances described in Part 3.7 of the Parent Disclosure Schedule (collectively, the “Parent Permitted Encumbrances”).  The Parent Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Parent Entities as being leased to the Parent Entities, and the Parent Entities enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

3.8           Loans.  Part 3.8 of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Entities to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

3.9           Equipment; Real Property; Leasehold.

(a)           All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Parent Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Parent Entities in the manner in which such businesses are currently being conducted.

(b)           No Parent Entity owns any real property.

(c)           Part 3.9(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Entities leases real property from any other Person for annual rent payments in excess of $25,000 (all real property leased to the Parent Entities pursuant to the real property leases identified or required to be identified in Part 3.9(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Parent Entities, is referred to as the “Parent Leased Real Property”).  Part 3.9(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Entity) a right of use or occupancy of any of the Parent Leased Real Property.  Except as set forth in the leases or subleases identified in Part 3.9(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Entity.  Since January 1, 2011, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and/or withdrawn.

3.10           Intellectual Property.

(a)           Part 3.10(a) of the Parent Disclosure Schedule accurately identifies: (i) in Part 3.10(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and (ii) in Part 3.10(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to any Parent Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)           Parent has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Parent Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)           Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) the Parent Entities exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, to the Knowledge of Parent, no Person other than the Parent Entities has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in  Part 3.10(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.  Without limiting the generality of the foregoing:

(i)             to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(ii)            each Parent Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Parent Entities, or purported to be held by any of the Parent Entities, as a trade secret; and

(iii)           to the Knowledge of Parent, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Parent Entities as currently conducted.

(d)           All Parent Registered IP is, to the Knowledge of Parent, valid, subsisting and enforceable except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

(e)           Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f)           Except as set forth in Part 3.10(f) of the Parent Disclosure Schedule, since January 1, 2011: (i) none of the Parent Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Parent Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Parent Products or the Parent Product Software; and (ii) none of the Parent Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g)           To the Knowledge of Parent, none of the Parent Entities and none of the Parent Products or Parent Product Software has (i) infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)           No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2011, has been pending or, to the Knowledge of Parent, threatened against any Parent Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)           To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Parent Entity relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(j)           To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)           Except as set forth on Part 3.10(k) of the Parent Disclosure Schedule, to the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software, (ii) conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

3.11           Contracts and Commitments; No Default.

(a)           Except as set forth in Part 3.11(a) of the Parent Disclosure Schedule, none of the Parent Entities is a party to, nor are any of their respective assets bound by:

(i)             any Parent Employee Agreement;

(ii)            any Contract that provides for (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Parent Associate;

(iii)           any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Parent Entity;

(iv)           any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to any Parent Entity, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of any Parent Entity in the six-month period ended March 31, 2014; or (E) is a material master services or product supply agreement;

(v)            any Contract for the lease or sublease of the Parent Leased Real Property;

(vi)           any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)          any Contract for the license, sale or other disposition or use of Parent IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable right to use Parent IP during the term of such agreement);

(viii)         any Contract imposing any restriction on the right or ability of any Parent Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)           any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person;

(x)            outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)           any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

(b)           True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 3.11, listed in Part 3.3(c) of the Parent Disclosure Schedule and the Broadcast Merger Agreement (the “Material Parent Contracts”) have been provided or made available to the Company for review.  Except as set forth in Part 3.11(b) of the Parent Disclosure Schedule, all of the Material Parent Contracts are valid and enforceable by and against the Parent Entity party thereto in accordance with their terms, and are in full force and effect.  No Parent Entity is in material breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Parent Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such material breach, violation or default thereunder or thereof by such Parent Entity.  To the Knowledge of Parent, no other party to a Material Parent Contract is in material breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof by such other party. No other party to a Material Parent Contract has provided notice to the Parent of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Parent, or the availability of product or services being purchased by the Parent (a “Parent Adverse Contract Notice”).

3.12         Compliance with Legal Requirements.  Except as set forth in any Parent Disclosure Schedule, each of the Parent Entities is, and has at all times since January 1, 2011 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes.  Except as set forth in any Parent Disclosure Schedule, since January 1, 2011 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13         Governmental Authorizations.  The Parent Entities hold all Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Parent Material Adverse Effect.  All such Governmental Authorizations are valid and in full force and effect.  Each Parent Entities is, and at all times since January 1, 2011 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Except as set forth in any Parent Disclosure Schedule, since January 1, 2011 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

3.14         Tax Matters.

(a)            Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns).  All Taxes shown on the Parent Returns, including any amendments, to be due have been timely paid.  No Parent Entity is the beneficiary of any extension of time within which to file any Tax Return.  There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from an Parent Entity for any taxable period and no request for any such waiver or extension is currently pending.

(b)            No Parent Entity and no Parent Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Parent Entity since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)            No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Entity in respect of any material Tax.  There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Entities and with respect to which reserves for payment have been established on the Parent Latest Balance Sheet in accordance with GAAP).  There are no Encumbrances for material Taxes upon any of the assets of any of the Parent Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.  No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)            Parent has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities with respect to periods after January 1, 2010.

(e)            Without regard to this Agreement, neither the Parent nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(f)            Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)            None of the Parent Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Parent) or (ii) except with respect to Broadcast, has any liability for the Taxes of any Person (other than the Parent Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(h)            No Parent Entity is a party to any Tax allocation or sharing agreement.

(i)             No Parent Entity is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j)             No Parent Entity has distributed stock of another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)            No Parent Entity has been party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)             No Parent Entity has agreed to make any adjustments or changes to its methods of accounting pursuant to Section 481 of the Code (or similar provision of state or local law) and no Governmental Body has proposed (orally or in writing, formally or informally) any such adjustment.  No Parent Entity will be required to include in post-Closing income any amount resulting from a change in accounting method, installment sale, inter-company transaction or excess loss account or similar type of adjustment.

(m)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 3.14 are the sole and exclusive representations and warranties of Parent and Merger Sub pertaining to Tax matters.

3.15         Employee and Labor Matters; Benefit Plans.

(a)            Except as set forth in Part 3.15(a) of the Parent Disclosure Schedule, the employment of each of the Parent Entities’ employees is terminable by the applicable Parent Entity at will.  None of the Parent Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and to the Knowledge of Parent there are no labor organizations or works councils representing, purporting to represent or seeking to represent any employees of any of the Parent Entities.

(b)            To the Knowledge of Parent, there is no material claim pending or threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workplace safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c)            Parent has delivered or made available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all employee manuals and handbooks relating to the workplace policies governing employees of any Parent Entity.

(d)           Each of the Parent Entities and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements.  Each Parent Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan.

(e)            None of the Parent Entities, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Parent Entities, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)            Except as set forth on Part 3.15(f) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(g)            Except as set forth in Part 3.15(g) of the Parent Disclosure Schedule, to the Knowledge of Parent, each of the Parent Entities and Parent Affiliates is, and at all times has been, in compliance in all material respects with any Legal Requirements respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters.

(h)           There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).  No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i)             Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 3.15 are the sole and exclusive representations and warranties of Parent and Merger Sub pertaining to employee and labor matters.

3.16         Environmental Matters.

(a)            Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each Parent Entity is in compliance with all applicable Environmental Laws; (ii) each Parent Entity possesses all Permits required under Environmental Laws necessary for their respective operations, and such operations are in compliance with applicable Permits; and (iii) no Action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of Parent, threatened in writing, against any Parent Entity.

(b)            Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 3.16(a) are the sole and exclusive representations and warranties of Parent pertaining to environmental matters and Environmental Laws.

3.17         Insurance.  Part 3.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Parent Entities (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years.  Parent has made available to the Company true, complete and correct copies of all such Insurance Policies.

3.18         Legal Proceedings; Orders.

(a)           Except as set forth on Part 3.18 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities, or any business of any of the Parent Entities, any of the assets owned, leased or used by any of the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)           To the Knowledge of Parent, there is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject.  To the Knowledge of Parent, no officer or other key employee of any of the Parent Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Entities.

3.19         No Vote Required.  No vote of the holders of any class or series of Parent’s capital stock is necessary to approve the Merger and this Agreement.

3.20         Non-Contravention; Consents. Assuming compliance with the applicable provisions of the MBCA and the DLLCA, and except as disclosed on Part 3.20 of the Parent Disclosure Schedule, neither (1) the execution and delivery of this Agreement by Parent, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities; or (ii) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of any of the Parent Entities;

(b)           contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by any of the Parent Entities;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Parent Entities (except for the Parent Permitted Encumbrances or minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Parent Entities taken as a whole); or

(f)            result in the disclosure or delivery to any escrow holder or other Person of any material Parent IP (including Parent Source Code), or the transfer of any asset of any of the Parent Entities to any Person, other than, in the case of clauses (b)-(e) above, any such contravention, conflict, violations, breaches and defaults, or rights of termination or cancellation of obligations, which would not, individually or in the aggregate, have or would be reasonably expected to have a Parent Material Adverse Effect.

Except as may be required by the MBCA, the DLLCA and the Broadcast Merger, none of the Parent Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21         Financial Advisor.  Except for Merriman Capital, Inc. (“Merriman”) and Roth Capital Partners, LLC (“Roth”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities.  The Parent has furnished to the Company accurate and complete copies of all agreements related to the engagement of Merriman and Roth under which any Parent Entity has or may have any right or obligation.

3.22         Anti-Takeover. The Parent Board and the Committee have each approved the Merger and this Agreement, the Committee complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d) of the MBCA and consists only of disinterested directors of Parent as defined therein and the restrictions on business combinations (as defined in Section 302A.011, Subd. 46 of the MBCA) contained in Section 302A.673 of the MBCA do not apply to the Merger or any of the other Contemplated Transactions.  The Merger does not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA by virtue of Section 302A.011, Subd. 38(d) of the MBCA.  No other corporate takeover statute or similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or purports to apply to the Merger or the other Contemplated Transactions or the performance thereof.

3.23         No Additional Representations.

(a)           NONE OF PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE COMPANY AND INCLUDING THE ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OF PARENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OF THIS AGREEMENT, AND EXCEPT AS SET FORTH EXPRESSLY IN THIS ARTICLE 3, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF PARENT AND MERGER SUB SHALL BE “AS IS,” “WHERE IS” and “WITH ALL FAULTS.”

(b)           PARENT AND MERGER SUB DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, PARENT AND MERGER SUB HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING (IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE)) TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY BY ANY REPRESENTATIVE OF PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT).  NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARENT NOR MERGER SUB IS MAKING ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT.

3.24         Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.  Parent has delivered to the Company true, complete and correct copies of the certificate of formation and limited liability company agreement of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound (provided that to the extent such agreement or contract is “oral” a true and correct written summary of the same has been delivered).

3.25         Valid Issuance.  The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of the Parent Warrants, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

3.26         No Ownership of Company Units.  As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any limited liability company interests of the Company, and none of Parent, Merger Sub or any of their respective Affiliates hold any rights to acquire or vote any limited liability company interests of the Company, except pursuant to this Agreement.

ARTICLE 4.
CERTAIN COVENANTS OF THE PARTIES

4.1           Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and, subject to applicable Legal Requirements, to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be, subject to applicable Legal Requirements.  During the Pre-Closing Period, the Company shall permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto.  During the Pre-Closing Period, Parent shall, and shall cause the Representatives of each of Parent to, permit the Company’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of Parent responsible for the Parent’s financial statements and the internal controls of the Parent Entities to discuss such matters as the Company may deem necessary or appropriate in order to enable post-closing management of Parent and the Surviving Company to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto.  Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2           Company Audit.  The Company will use its commercially reasonable efforts to engage and cause an independent registered auditor to conduct and complete an audit of the Company’s financial statements for the years ended December 31, 2012 and December 31, 2013, pursuant to which the Company’s independent registered auditor shall have reported that the financial statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (the “Company Audit”).

4.3           Operation of the Business of the Company.

(a)           During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that the Company conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that the Company preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause (A) or (B) of this sentence, against, involving or that would reasonably be expected to affect the Company and that relates to any of the Contemplated Transactions.

(b)           Except as set forth in Part 4.3(b) of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)             declare, accrue, set aside or pay any dividend or make any other distribution in respect of any securities, or repurchase, redeem or otherwise reacquire Company Units or other securities;

(ii)            sell, issue, grant or authorize the sale, issuance or grant of: (A) any Company Units or other security; (B) any option, call, warrant or right to acquire any Company Units or other security (or whose value is directly related to Company Units); or (C) any instrument convertible into or exchangeable for any Company Units or other security;

(iii)           amend, waive any of its rights under any employment agreement or arrangement applicable to the employees of the Company;

(iv)           amend or permit the adoption of any amendment to its certificate of formation, limited liability company agreement or other charter or organizational documents;

(v)            (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of limited liability company interests, unit split, reverse unit split, division or subdivision of units, consolidation of units or similar transaction;

(vi)           make any capital expenditure in excess of $10,000 (except that the Company may make any capital expenditure that is provided for in the Company’s capital expense budget delivered or made available to the Parent prior to the date of this Agreement);

(vii)          other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii)         acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Company, taken as a whole);

(ix)           make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances;

(x)            lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to managers or employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness, in each case in excess of $50,000;

(xi)           except as may be required by Legal Requirement, establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its managers or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii)          hire any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii)         other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP, change any of its methods of accounting or accounting practices in any respect;

(xiv)         make any material Tax election;

(xv)          commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions”;

(xvi)         settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Company of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Latest Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Company of not more than $20,000 in the aggregate; or

(xvii)           agree or commit to take any of the actions described in this Section 4.3(b).

(c)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect.  No notification given to Parent pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.4           Operation of the Business of the Parent Entities.

(a)           During the Pre-Closing Period, except as set forth in Part 4.4(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, in connection with the Bridge Financing, the Subsequent Financing and consummation of the Broadcast Merger), as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Parent Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause (A) or (B) of this sentence, against, involving or that would reasonably be expected to affect any of the Parent Entities and that relates to any of the Contemplated Transactions.

(b)           Except as set forth in Part 4.4(b) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, in connection with the Bridge Financing, the Subsequent Financing and consummation of the Broadcast Merger) or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Parent Entities does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)             declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) pursuant to Parent’s right to repurchase shares of Parent Restricted Stock held by an employee of Parent upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise, vesting or settlement of Parent Equity Awards;

(ii)            sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent may issue shares of Parent Common Stock upon the valid exercise of Parent Options, Parent Warrants, upon the vesting or settlement of any Parent RSUs, in each case outstanding as of the date of this Agreement) and in connection with the consummation of the Broadcast Merger on the terms of the Broadcast Merger Agreement as of the date hereof;

(iii)           amend, waive any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in  Part 4.4(b)(iii) of the Parent Disclosure Schedule, accelerate the vesting under, any provision of any of the Parent Equity Plans or any provision of any agreement evidencing any outstanding Parent Equity Award (provided that Parent Equity Awards that accelerate by their terms as they exist on the date of this Agreement shall be permitted to accelerate), or otherwise modify any of the terms of any outstanding Parent Equity Award, Parent Warrant or other security or any related Contract, in each case except as required pursuant to the Broadcast Merger Agreement;

(iv)           amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents;

(v)            (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary other than Merger Sub; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction (other than the Broadcast Merger, on the terms set forth in the Broadcast Merger Agreement as of the date hereof);

(vi)           make any capital expenditure in excess of $10,000 (except that the Parent Entities may make any capital expenditure that is provided for in Parent’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii)          other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract, including the Broadcast Merger (it being agreed that the Company may withhold its consent to any such amendment, termination or waiver to the Broadcast Merger Agreement in its sole discretion), except in each case, as a result of the consummation of the transactions contemplated by the Broadcast Merger Agreement in accordance with its terms as of the date hereof;

(viii)         acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Parent Entities (taken as a whole)), except in each case, as a result of the consummation of the transactions contemplated by the Broadcast Merger Agreement;

(ix)           make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Parent Permitted Encumbrances;

(x)            lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness, in each case in excess of $50,000;

(xi)           establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii)          hire any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii)         other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv)         make any material Tax election;

(xv)          commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement;

(xvi)         settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Parent Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Latest Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Parent Entities of not more than $20,000 in the aggregate;

(xvii)        enter into any agreements with respect to the Bridge Financing or the Subsequent Financing; or

(xviii)       agree or commit to take any of the actions described in this Section 4.4(b).

(c)           During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.  No notification given to the Company pursuant to this Section 4.4(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.5           Non-Solicitation  (a)  From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, neither Company nor Parent shall, directly or indirectly, and each shall cause its Subsidiaries and their respective officers, employees, directors and financial advisers to not, directly or indirectly, and shall use its reasonable best efforts to ensure that their Representatives do not, directly or indirectly:

(i)             solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)            furnish any information regarding the Company, or the Parent Entities, as applicable, to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii)           engage in discussions or negotiations with any Person relating to any Acquisition Proposal or Acquisition Inquiry;

(iv)           enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction; provided, however, that neither this Section 4.5 nor any other provision of this Agreement shall prohibit either the Company or Parent from furnishing nonpublic information to, or entering into discussions and negotiations with, any Person in response to a bona fide, unsolicited Acquisition Proposal in writing that is submitted to the Company or Parent, as applicable, by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.5; (B) the Company Board or the Parent Board, as applicable, concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company or Parent, as applicable, gives the other party hereto written notice of the identity of such Person and of its intention to furnish nonpublic information to, or enter into discussions with, such Person, and the applicable party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions or non-solicitation provisions) at least as favorable to the applicable party (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) the applicable party contemporaneously furnishes any nonpublic information provided to such Person to the other party hereto (to the extent such nonpublic information has not been previously furnished by to such party).

(b)           Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period.  Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(c)           Except for the Broadcast Merger, each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and shall cause any such Person to promptly return to the Company or Parent, as applicable, any confidential information provided by the Company or Parent, as applicable, to such Person (or certify in writing to the destruction of such information).

(d)           Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to this Agreement unless, in each case, the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside counsel, that failure to take such action would be a breach of its fiduciary duties to its shareholders under applicable Legal Requirements.

(e)           Notwithstanding the foregoing, if, at any time prior the Effective Time, the Company Board or the Parent Board determines in good faith (after consultation with the Company’s outside legal and financial advisors (to the extent it has retained an outside financial advisor)) that an Acquisition Proposal received in compliance with the terms of this Section 4.5 constitutes a Superior Offer, the Company or Parent, as applicable, may terminate this Agreement in accordance with Section 8.1(f) or 8.1(g), as applicable, but only if (A) the Company or the Parent, as applicable, provides the other party hereto with at least five (5) Business Days advance written notice of its intention to terminate this Agreement and specifying the material events giving rise thereto, and (B) during such five (5) Business Day period, the Company or Parent, as applicable, shall, if requested by the other party hereto, negotiate in good faith to amend this Agreement so as to enable the Company Board or the Parent Board, as applicable, to determine that the applicable Acquisition Proposal no longer constitutes a Superior Offer and to proceed with the Contemplated Transactions (after taking into account any modifications to the terms of this Agreement offered by the other party hereto) and at the end of such five (5) Business Day period, the Company Board or the Parent Board, as applicable, maintains its determination that the applicable Acquisition Proposal constitutes a Superior Proposal (after taking into account any modifications to the terms of this Agreement offered by the other party hereto).

ARTICLE 5.
ADDITIONAL COVENANTS OF THE PARTIES

5.1           Exemption from Registration.  Prior to the Effective Time, Parent shall obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be exempt from registration or qualification under the Securities Act and the state securities laws of every state of the United States in which any registered holder of Company Units has an address of record; provided, however, that Parent shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified.  The Company shall promptly furnish to Parent all information concerning the Company and its members that may be required or reasonably requested by Parent to obtain such exemptions.

5.2           Regulatory Approvals and Related Matters.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.2), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or non-actions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the Contemplated Transactions.  Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  The Company and Parent shall, subject to applicable Legal Requirements, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Body regarding any of the Contemplated Transactions.  If the Company or Parent receives a request for additional information or documentary material from any Governmental Body with respect to the Contemplated Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Legal Requirements and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the Contemplated Transactions.

(b)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or the Contemplated Transactions, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

5.3           Disclosure.  Parent and the Company have agreed to the text of the joint press release announcing the signing of this Agreement and Parent has prepared or will prepare a Current Report on Form 8-K reporting this Agreement, the text of such Current Report on Form 8-K to be subject to review and prior written consent (not to be unreasonably withheld, delayed or conditioned) by the Company. Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned.  The Company shall consult with Parent and consider the views and comments of Parent before the Company or any of its Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions.  Parent shall consult with the Company and consider the views and comments of the Company before any of the Parent Entities or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicates with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions.  Notwithstanding the foregoing, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party).

5.4           Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Company to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.5           Resignation of Managers and Officers.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each manager of the Company, solely with respect to such role, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a manager of the Company). Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time, the resignation of each member of the Parent Board who will not be a member of the Parent Board following the Effective Time, and of each officer of Parent who will not be an officer of Parent following the Effective Time.

5.6           Management of Parent and Surviving Company.  The parties shall take all actions necessary to ensure that, effective immediately following the Effective Time, the directors of the Parent, managers of the Surviving Company, and the officers of Parent and the Surviving Company shall consist of the Persons identified on Schedule 1.4 (in each case, unless otherwise agreed between the parties in writing prior to the Effective Time), and obtain acceptances of such appointments, each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

5.7           Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. The parties will cooperate in good faith in connection with the subject matter of this Section 5.7.

5.8            Internal Controls.  If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.  If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.9            Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other of the Contemplated Transactions, then each of the Company, Parent, Merger Sub, and their respective Board of Directors or Managers (as applicable) shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.10          Supplement to Disclosure Schedules.  Each party (for purposes of this Section 5.10, the “Disclosing Party ”) shall promptly notify the other party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or any Schedule hereto, to be untrue or incomplete in any respect, or would cause the Disclosing Party to be unable to deliver the certificate required under Section 6.5 or Section 7.4, as applicable, and the Disclosing Party shall promptly deliver to the other party an updated version of any applicable Section of the Disclosing Party’s Disclosure Schedule or add a new Schedule to this Agreement to which such fact or circumstance relates (the “Updated Disclosure Schedule”).  The delivery by the Disclosing Party of an Updated Disclosure Schedule shall not prejudice any rights of any other party hereunder prior to the Closing, including the right to claim that the representations and warranties of the Disclosing Party, when made as of the date hereof, were inaccurate or false in any material respect and to exercise any right to terminate this Agreement with respect to any inaccuracy of the Disclosure Party’s representations and warranties as of the date hereof or as any date after the date hereof.  If the other party consummates the Merger following delivery of an Updated Disclosure Schedule, such Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Effective Time by the Disclosing Party and replace for such purpose, in whole or in part, as the case may be, the applicable Section(s) of the Disclosing Party’s Disclosure Schedule delivered hereunder for such purpose.

5.11          Name Change.  The Board of Directors of Parent shall use their reasonable efforts to change the name of Parent after the Effective Time, and consider the following names: (a) Creative Technologies, Inc., and (b) Creative Realities, Inc.

5.12          Financing Agreements.

(a)            Parent shall use its reasonable best efforts to obtain the Bridge Financing and the Subsequent Financing as soon as reasonably practicable after the date of this Agreement.  Subject to Section 4.4(b) hereof, when and if definitive agreements are entered into by Parent with respect to the Bridge Financing and/or the Subsequent Financing (collectively, the “Financing Agreements”), Parent shall use its reasonable best efforts to: (i) maintain in effect the Financing Agreements, (ii) satisfy on a timely basis all conditions in the Financing Agreements within its control, and (iii) enforce its rights under the Financing Agreements.

 (b)           Parent shall not permit any amendment or modification to be made to, or consent to any waiver of any provisions or remedy under, the Financing Agreements, if such amendment, modification or waiver (i) reduces the aggregate amount of the financing contemplated in the Financing Agreements, (ii) imposes new or additional conditions that would reasonably be expected to (x) prevent or materially delay the ability of Parent to consummate the Merger and the Contemplated Transactions or (y) adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Agreements.  Parent shall not release or consent to the termination of the obligations of any party to provide the financing under the Financing Agreements. Parent shall give the Company notice promptly (i) upon becoming aware of any breach of any material provisions of, or termination by any party to, the Financing Agreements or (ii) upon the receipt of any written or oral notice or other communication from any person with respect to any threatened breach or threatened termination by any party to the Financing Agreements. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange the Subsequent Financing.

(c)    The Company shall, and shall use its reasonable best efforts to cause its Representatives to, use their reasonable best efforts to cooperate with Parent’s reasonable requests in connection with the arrangement, consummation, funding or draw-down of the Bridge Financing and the Subsequent Financing; provided that (i) the Company shall not be required to pay or agree to pay any fees or reimburse any expenses or give any indemnities to any person prior to the Effective Time and (ii) such cooperation by the Company shall not be required to the extent such cooperation unreasonably interferes with the Company’s ongoing operations.  Parent shall provide the Company with an opportunity to review and comment upon all documentation, including offering materials and draft agreements, with respect to the Subsequent Financing prior to the distribution to third parties and shall not distribute any such documentation without the prior consent of the Company, which shall not be unreasonably withheld or delayed.

 (d)   All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub, its Affiliates or their respective Representatives pursuant to this Section 5.13 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not, prior to the Effective Time, incur any indebtedness to any Person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 5.13.

5.13          Registration Rights Agreement.  Prior to the Effective Time, Parent shall enter into a registration rights agreement with Slipstream, in customary form for transactions similar to the Merger, covering the shares of Parent Common Stock to be issued in the Merger.

ARTICLE 6.
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1            Accuracy of Representations.

 (a)           Each of the Company Designated Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date).

 (b)           Each of the representations and warranties of the Company other than the Company Designated Representations shall be true and correct in all material respects as of the date of this Agreement  and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the Closing Date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

6.2            Performance of Covenants.  The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3            Investor Representation Letter.  Parent shall have received from Slipstream an executed shareholder questionnaire in a form reasonably acceptable to Parent attesting to whether such Company member: (A) is an “accredited investor” as defined in Regulation D of the Securities Act and (B) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of receiving any Parent Common Stock in the Contemplated Transactions.

6.4            CRI Member Consent.  The Company shall have obtained the CRI Member Consent and such consent shall not have been invalidated or revoked and shall remain in full force and effect.

6.5            Documents.  Parent and Merger Sub shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.6 have been duly satisfied.

6.6            No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7            No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8            Derivative and Other Legal Actions.  There shall exist no legal action by one or more members of the Company that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $250,000 against the Parent, Merger Sub or the Company. There shall be no pending or threatened causes of actions or claims by any employees, officers, directors or managers of the Company or Parent, other than litigation arising in the ordinary course of business that is not reasonably expected to have a Company Material Adverse Effect.

6.9            Employment Agreements.  Each of the executive officers listed on Schedule 1.4 shall have executed employment agreements with Parent.

6.10          Company Debt Settlements.  The Company shall arrange for the conversion of all of its outstanding secured and unsecured debt for borrowed money into Company Units (the “Company Debt Settlements”) immediately prior to the Effective Time (excluding any outstanding debt obligations and accrued interest thereon owed to JPMorgan Chase Bank in an aggregate amount not to exceed $127,000), and shall provide evidence of the same that is reasonably acceptable to Parent.

6.11          Bridge Financing.  Parent shall have raised at least $500,000 in a bridge financing (the “Bridge Financing”) in the form of convertible promissory notes to purchase Parent Common Stock, together with Parent Warrants, with the convertible promissory notes shall be automatically convertible at the Effective Time.

6.12          Subsequent Financing.  Parent shall have binding agreements with investors to purchase securities of Parent yielding gross proceeds of at least $5 million, pursuant to such terms mutually agreeable to the parties to this Agreement (the “Subsequent Financing”), the closing of which shall occur contemporaneously with the Effective Time.

6.13          Broadcast Merger.  Parent shall have consummated the Broadcast Merger.

6.14          Audit.  The Company Audit shall have been completed, the results of which shall not reflect a Company Material Adverse Effect; provided that the parties acknowledge and agree that the inclusion of a going concern qualification in such audit report shall not constitute a Company Material Adverse Effect.

6.15          Fairness Opinion.  On or prior to the Closing Date, the Parent Board shall have received an opinion from an independent financial advisor that the Aggregate Merger Consideration payable in the Merger is fair, from a financial point of view, to Parent and its shareholders.

6.16          Affidavit.  The Company shall deliver to Parent a certificate, duly completed and executed, certifying that the Company is not a foreign person. Such certificate shall be substantially in the form of the sample set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

ARTICLE 7.
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1            Accuracy of Representations.

 (a)           Each of the Parent Designated Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that, all changes in the capitalization of Parent resulting from the exercise or exchange of Parent Options, Parent Warrants or other convertible securities pursuant to their terms or as contemplated by this Agreement, and the consummation of the Bridge Financing and the Subsequent Financing, shall be disregarded.

 (b)           Each of the representations and warranties of Parent and Merger Sub other than the Parent Designated Representations shall be true and correct in all material respects as of the date of this Agreement  and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the Closing Date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2            Performance of Covenants.  The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3            Documents.  The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied.

7.4            No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.5            No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.6            Derivative Actions.  There shall exist no legal action by one or more shareholders of Parent that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $250,000 against the Parent, Merger Sub or the Company.

7.7            Resignation and Appointment of Directors and Officers.  Parent shall have delivered to the Company (a) resignation letters of any officers and directors of Parent, to be effective as of the Effective Time, who are not identified on Schedule 1.4 as continuing officers or directors of Parent, and (b) certified resolutions of the Boards of Directors of Parent (i) causing the whole Board of Directors of Parent to consist of five directors as of the Effective Time, (ii) appointing to the Board of Directors of Parent such individuals as necessary to cause the Boards of Directors of Parent as of the Effective Time to conform with the requirements of  Schedule 1.4, and (iii) appointing as officers of Parent such individuals as necessary to cause the officers of Parent as of the Effective Time to conform with the requirements of  Schedule 1.4.  Parent shall also deliver resolutions, in its capacity as the sole shareholder of the Surviving Company as of the Effective Time, appointing persons to the Board of Managers of the Surviving Company, and resolutions of such Board of Managers appointing those persons identified in Section 1.4(b) to serve as officers of the Surviving Company.

7.8            Employment Agreements.  Each of the executive officers listed on Schedule 1.4 shall have executed employment agreements with Parent on terms reasonably acceptable to the Company and each of the Company employees listed on Part 7.8 of the Company Disclosure Schedule shall have received, as of the Effective Time, grants of Parent equity awards as described on Part 7.8 of the Company Disclosure Schedule.

7.9            Bridge Financing.  Parent shall have consummated the Bridge Financing.

7.10          Subsequent Financing.  Parent shall have binding, written agreements with investors to complete the Subsequent Financing pursuant to such terms mutually agreeable to the parties to this Agreement, and the Subsequent Financing will be consummated at the Effective Time.

7.11          Broadcast Merger.  Parent shall have consummated the Broadcast Merger on the terms set forth in the Broadcast Merger Agreement on the date hereof, without any waiver to the conditions thereto, unless such waivers shall have been approved by the Company in writing.

7.12          Parent Debt Settlements.  The Parent shall arrange for the payment or conversion into Parent Common Stock immediately prior to the Effective Time of all of its outstanding secured and unsecured debt for borrowed money, on terms and conditions acceptable to the Company, and shall provide evidence of the same that is reasonably acceptable to the Company (the “Parent Debt Settlements”).

7.13          Issuance of Cashless Warrants. The Parent shall have issued to Slipstream Parent Warrants (in customary form to be mutually agreed upon by the parties promptly after the date of this Agreement) to purchase the number of shares of Parent Common Stock that, when aggregated with the Aggregate Merger Consideration, provide Slipstream with beneficial ownership equal to 60% of the Parent Fully Diluted Stock as of the Effective Time.

ARTICLE 8.
TERMINATION

8.1           Termination.  This Agreement may be terminated prior to the Effective Time:

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company if the Merger shall not have been consummated by September 30, 2014 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Subsection (b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)            by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)            by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section (d) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(e)            by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this paragraph (e) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach;

(f)            by Parent if (i) it shall not have violated the terms of Section 4.5 hereof and complied with Section 4.5(e), (ii) Parent has received a Superior Offer and (iii) the Parent Board has approved the termination of this Agreement and promptly upon such termination Parent enters into a definitive agreement for the implementation of the Superior Offer, provided that any termination pursuant to this Section 8.1(f) shall not be effective unless and until Parent shall have paid to the Company the termination fee required under Section 8.3; or

(g)           by the Company if (i) it shall not have violated the terms of Section 4.5 hereof and complied with Section 4.5(e), (ii) the Company has received a Superior Offer and (iii) the Company Board has approved the termination of this Agreement and promptly upon such termination the Company enters into a definitive agreement for the implementation of the Superior Offer, provided that any termination pursuant to this Section 8.1(g) shall not be effective unless and until the Company shall have paid to Parent the termination fee required under Section 8.3.

8.2           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, subject to the payment of fees to the extent required by Section 8.3 below, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful and intentional breach of this Agreement or fraud.

8.3           Termination Fee; Expenses.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.  In the event that this Agreement  is terminated by Parent pursuant to Section 8.1(f), Parent shall pay in cash to the Company an amount equal to the Termination Fee by wire transfer of immediately available funds to an account to be designated by the Company.  In the event that this Agreement is terminated as a result of the failure of the condition set forth in Section 6.15 (including a termination by either party pursuant to Section 8.1(b) at a time when all the other conditions to closing set forth in Articles 6 and 7 have been satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of such termination)), Parent shall pay in cash to the Company an amount equal to the Company’s actual out-of-pocket expenses incurred in connection with the Merger,  in an amount not to exceed the Termination Fee, by wire transfer of immediately available funds to an account to be designated by the Company.  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g), the Company shall pay in cash to Parent an amount equal to the Termination Fee by wire transfer of immediately available funds to an account to be designated by the Parent.  If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 18% per annum; or (ii) the maximum rate permitted by applicable Legal Requirements.

ARTICLE 9.
GENERAL PROVISIONS

9.1           Survival.  All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any actions for damages in respect of any breach thereof.

9.2           Amendment.  This Agreement may be amended with the approval of the Board of Managers of the Company and the Board of Directors of the Parent at any time, subject to the approval of the Company members required by the DLLCA. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3           Waiver.

(a)           Subject to paragraphs (b) and (c) below, at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4           Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud).  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5           Applicable Law; Jurisdiction; Specific Performance; Remedies.  This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6           Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7           Assignability; No Third Party Rights.  Except as set forth in Section Error! Reference source not found., this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except after the Effective Time, (a) as set forth in Section Error! Reference source not found. or (b) with respect to the payment of consideration to holders of Company Units pursuant to Article 1 hereof.

9.8           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Central Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, MN 55345
Attention: Scott W. Koller, President and Chief Executive Officer
Facsimile: (952) 974-7887

with a copy (which shall not constitute notice) to:

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Paul D. Chestovich
Facsimile: (612) 642-8305

if to the Company:

Creative Realities, LLC
55 Broadway, 9th Floor
New York, New York 10006
Attention: Paul Price, Chief Executive Officer
Facsimile: ___________________

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036-6745
Attention: Zachary N. Wittenberg
Facsimile: (212) 872-1002

9.9           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.10         Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)           The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)           All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g)           For purposes of disclosures required by Article 2 and Article 3 and the restrictions set forth in Sections 4.3 and 4.4, any references to amounts in dollars shall include foreign currency equivalents.

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

CREATIVE REALITIES, LLC

By:	/s/ Paul Price
Name:	Paul Price
Title:	Chief Executive Officer

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Scott W. Koller
Name:	Scott W. Koller
Title:	President and Chief Executive Officer

WRT ACQUISITION, LLC

By:	/s/ Scott W. Koller
Name:	Scott W. Koller
Title:	President

Signature Page –
Agreement and Plan of Merger

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that is related to a potential Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer or proposal made or submitted by the Company to the Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)        any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third Person beneficially owning 30% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b)        any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 30% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c)        any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of such Entity or any of its Significant Subsidiaries or the declaration of any extraordinary dividend;

provided; however, that the Bridge Financing, Subsequent Financing, Broadcast Merger, Company Debt Settlements, Parent Debt Settlements and issuance of the Parent Warrants to Slipstream on the Closing Date shall not be considered Acquisition Transactions.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

 “Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Aggregate Merger Consideration” shall mean the product, rounded down to the nearest full share of Parent Common Stock, of (a) the Parent Fully Diluted Common Stock as of the Effective Time, multiplied by (b) 1.409638554, as it shall be adjusted pursuant to Section 1.5(b)(ii).

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Broadcast” shall mean Broadcast International, Inc., a Utah corporation.

“Broadcast Merger” shall mean the transactions contemplated by the Broadcast Merger Agreement.

“Broadcast Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization dated March 5, 2014 by and among Parent, Broadcast and Broadcast Acquisition Co., a Utah corporation, as amended on April 11, 2014.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director, manager or statutory auditor of or to the Company or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Managers.

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company is bound or under which the Company has any express obligation; or (c) under which the Company has any express right.

“Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.2, 2.3(a) (the first sentence only) and 2.3(b).

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that the Company has prepared in accordance with the requirements of the Agreement and delivered to Parent on the date of the Agreement.

“Company Employee” shall mean any manager or any officer or other employee (full-time or part-time) of the Company.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to the Company) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which the Company or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Company taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (iv) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (v) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of the Company; or (b) currently under development by or for the Company (whether or not in collaboration with another Person).

“Company Product Software” shall mean any software (regardless of whether such software is owned by the Company or licensed to the Company by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

“Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to the Company or otherwise used by the Company, including the Company Product Software.

“Company Units” shall mean the limited liability company interests of the Company.

“Confidentiality Agreement” shall mean that certain Nondisclosure and Restrictive Covenant Agreement dated March 2014, between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement and the Certificate of Merger.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“DOL” shall mean the United States Department of Labor.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean the quotient determined by dividing the Aggregate Merger Consideration by the total number of outstanding Company Units as of the moment immediately prior to the Effective Time, rounded to the nearest ten thousandth, as it shall be adjusted pursuant to Section 1.5(b)(ii).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“Hazardous Substances” means (i) any substance that is listed classified or regulated under any Environmental Laws as hazardous or toxic, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon or (iii) any other substance that may give rise to liability under any Environmental Laws.

 “Intellectual Property” shall mean algorithms, apparatuses, databases, data sets, data collections, diagrams, formulae, inventions (whether or not patentable), trade secrets and all other proprietary or confidential information (including customer lists, marketing and other business strategies, plans and projections, forms and types of financial, business, scientific, technical, economic or engineering information and ideas), know-how, logos, marks (including trademarks, service marks, corporate names, business names, trade dress, designs, emblems, tag lines, signs, insignia, brand names, product names, logos, and slogans, and other similar designations of source), methods, patents and patent applications (including provisional, divisionals, continuations, continuations in part, reissues, extensions, substitutions and reexaminations), processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, Internet domain names, web sites, copyrightable works and works of authorship, copyrights (whether or not registered), moral rights, rights of attribution and integrity, rights of publicity and privacy and rights to personal information,  and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all existing and future rights of the following types in Intellectual Property, which may exist or be created under the Legal Requirements of any jurisdiction in the world, including: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above; and (g) rights to any existing causes of action, suits or proceedings related to the foregoing, the right to bring any such cause of action, suit or proceeding and all rights to receive compensation for the past, present, and future misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party and: (a) with respect to the Company shall also include the following (to the extent not covered by the preceding sentence): Paul Price and Dan Gibson; and (b) with respect to Parent shall include the following (to the extent not covered by the preceding sentence): Scott W. Koller and John J. Walpuck III.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

 “MBCA” shall mean the Minnesota Business Corporation Act.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Affiliate of Parent.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.2, 3.3(a) (the first sentence only), 3.3(b) (the first sentence only) and 3.3(c).

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that Parent prepared in accordance with the requirements of the Agreement and delivered to the Company on the date of the Agreement.

“Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Parent Entities.

“Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or to provide any benefit.

“Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to a Parent Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Parent Entities for the benefit of any Parent Employee; or (b) with respect to which any of the Parent Entities has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Equity Award” shall mean any Parent Option, share of Parent Restricted Stock, Parent RSU or other award issued pursuant to the Parent Equity Plans.

“Parent Equity Plans” shall mean: (a) Parent’s Amended and Restated 2006 Equity Incentive Plan; and (b) Parent’s Amended and Restated 2006 Non-Employee Director Stock Option Plan, each as amended.

“Parent Excepted Shares and Warrants” means (a) shares of Parent Common Stock and Parent Warrants issuable in connection with the Subsequent Financing, (b) those Parent Warrants and Parent Options set forth in Part 3.3 of the Parent Disclosure Schedule, and (c) any shares of Parent Common Stock that the parties agree to issue pursuant to Parent Options to the Parent Board of Directors and Parent employees prior to the Effective Time.

“Parent Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Parent Common Stock as of the applicable date, and (b) the number of shares of Parent Common Stock that are issuable upon the exercise, conversion or exchange of any Parent Options, Parent Warrants and other rights or securities of any kind exercisable for, convertible into or exchangeable for Parent Common Stock (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way); provided, however, that the Parent Excepted Shares and Warrants shall not be counted in calculating the Parent Fully Diluted Common Stock.

“Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Parent Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent Latest Balance Sheet” shall mean the latest consolidated balance sheet of Parent and its consolidated Subsidiaries included in the Parent SEC Filings.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv) or (v) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; or (v) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent or otherwise).

“Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Parent.

“Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Parent Entity; or (b) currently under development by or for any Parent Entity (whether or not in collaboration with another Person).

“Parent Product Software” shall mean any software (regardless of whether such software is owned by a Parent Entity or licensed to a Parent Entity by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

“Parent Restricted Stock” shall mean each share of Parent Common Stock that is subject to forfeiture or a right of repurchase by Parent.

“Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Parent Entities or otherwise used by any of the Parent Entities, including the Parent Product Software.

 “Parent Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Parent Option, Parent RSU, to acquire capital stock of Parent.

“Per Unit Merger Consideration” shall mean a number of shares of Parent Common Stock equal to the Exchange Ratio; provided, however, with respect to each holder of Company Units, the Per Unit Merger Consideration shall be aggregated for all Company Units held by such holder and then rounded down to the nearest whole number of shares of Parent Common Stock.

“Person” shall mean any individual, Entity or Governmental Body.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean directors, managers, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or Board of Managers (as applicable) or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal with respect to Parent or the Company, as applicable (whether through a tender offer, merger or otherwise), that is determined by the Parent Board or the Company Board, as applicable, in its good faith judgment, after consulting with an independent financial advisor (to the extent it has retained an independent financial advisor) and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s shareholders or the Company’s member, as applicable, than the Contemplated Transactions.

“Target Ownership” has the meaning set forth in Section 1.5(b)(ii).

“Tax” shall mean (a) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” shall mean $350,000.